Exhibit 5
Robinson, Bradshaw & Hinson, P.A.
101 North Tryon Street, Suite 1900
Charlotte, North Carolina 28246
Phone: (704) 377-2536
Fax: (704) 378-4000
September 19, 2006
TSB Financial Corporation
1057 Providence Road
Charlotte, North Carolina 28207
Attention: John B. Stedman, Jr.
     Re:     Registration Statement on Form S-8 for TSB Financial Corporation
Ladies and Gentlemen:
     We have served as counsel to TSB Financial Corporation, a North Carolina corporation (the “Company”) in connection with the Company’s registration statement on Form S-8 (the “Registration Statement”) relating to the offer and sale of up to 97,000 shares of the Company’s common stock, $0.01 par value (the “Shares”), to be issued by the Company pursuant to The Scottish Bank’s 1999 Employee Stock Option Plan (the “Plan”), which was assumed by the Company pursuant to an Agreement and Plan of Reorganization and Share Exchange, dated as of May 16, 2006 between the Company and The Scottish Bank (the “Reorganization Agreement”). We understand that the Registration Statement is being filed with the Securities and Exchange Commission and that this letter is to be included as Exhibit 5 thereof.
     We have examined the Plan, the Reorganization Agreement, the Registration Statement, the Articles of Incorporation of the Company filed with the Secretary of State of the State of North Carolina on May 2, 2006 and the Bylaws of the Company, corporate proceedings relating to the authorization, issuance and sale of the Shares and such other documents and records as we have deemed necessary in order to enable us to render this opinion.
     Based upon the foregoing, and subject to the conditions set forth below, we are of the opinion that the Shares, when issued and sold by the Company pursuant to the terms and conditions of the Plan, will be legally issued, fully paid and nonassessable.
     We hereby consent to the filing of a copy of this opinion as an exhibit to the Registration Statement.
Very truly yours,
ROBINSON, BRADSHAW & HINSON, P.A.
/s/ Krista R. Bowen
Krista R. Bowen